CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                          BLACK WARRIOR WIRELINE CORP.

     Black Warrior Wireline Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a Meeting of the Board of Directors of Black Warrior Wireline Corp., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof or directing that said amendment be submitted to stockholders for action without a meeting by consents in writing. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article Fourth of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

          FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares, of which Twelve Million Five Hundred Thousand (12,500,000) shares, of a par value of $.0005 per share, shall be designated "Common Stock", and Two Million Five Hundred Thousand (2,500,000) shares, of a par value of $.01 per share, shall be designated "Preferred Stock."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Black Warrior Wireline Corp. has caused this Certificate to be signed by William L. Jenkins, its President, and Melissa Clark, its Assistant Secretary, this __________ day of October, 1997.

Attest:                                 Black Warrior Wireline Corp.

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Melissa Clark, Assistant Secretary      William L. Jenkins, President